                                                                    EXHIBIT 10.1




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                                CORESTAFF, INC.,
                                    (BUYER)


                                DATA AID, INC.,
                                    (TARGET)


                                      AND


                                RICHARD L. REID,

                                JERRY L. CHAFIN

                                      AND

                               JIMMY H. WYROSDICK
                                   (SELLERS)





                           DATED AS OF JUNE 12, 1996

                               TABLE OF CONTENTS


                                                                                                                      PAGE
Section 1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Section 2.  Purchase and Sale of Target Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (a)     Basic Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (b)     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (c)     Earned Payout Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (d)     Date and Form of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (e)     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (f)     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (g)     Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Section 3.  Representations and Warranties Concerning the Transaction . . . . . . . . . . . . . . . . . . . . . . . .   9
         (a)     Representations and Warranties of the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (i)      Organization of Certain Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (ii)     Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (iii)    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (iv)     Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (v)      Target Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (b)     Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (i)      Organization of the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (ii)     Authorization of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (iii)    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (iv)     Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (v)      Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (vi)     Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Section 4.  Representations and Warranties Concerning the Target  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (a)     Organization, Qualification, and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (b)     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (c)     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (d)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (e)     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (f)     Events Subsequent to February 29, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (g)     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (h)     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (i)     Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (j)     Owned Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (k)     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


         (l)     Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (m)     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (n)     Notes and Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (o)     Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (p)     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (q)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (r)     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (s)     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (t)     Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (u)     Environment, Health, and Safety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (v)     Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (w)     Certain Business Relationships with the Target . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (x)     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (y)     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 5.  Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (a)     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (b)     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (c)     Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (d)     Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (e)     Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (f)     Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (g)     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 6.  Additional Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (a)     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (b)     Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (c)     Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (d)     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (e)     Termination of Bank Facilities; Release of Guaranties  . . . . . . . . . . . . . . . . . . . . . . .  31
         (f)     Monitoring Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (g)     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (h)     Additional Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (i)     Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (j)     Conduct During Earned Payout Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

Section 7.       Conditions to Obligations to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (a)     Conditions to Obligation of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (b)     Conditions to Obligations of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Section 8.  Remedies for Breaches of This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (a)     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (b)     Indemnification Provisions for Benefit of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . .  37
         (c)     Indemnification Provisions for Benefit of the Sellers  . . . . . . . . . . . . . . . . . . . . . . .  39




         (d)     Matters Involving Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         (e)     Determination of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (f)     Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (g)     Payment; General Right of Offset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (h)     Other Indemnification Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Section 9.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         (a)     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         (b)     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

Section 10.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (a)     The Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (b)     Press Releases and Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (c)     No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (d)     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (e)     Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (f)     Facsimile/Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (g)     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (h)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         (i)     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         (j)     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         (k)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         (l)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         (m)     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         (n)     Incorporation of Exhibits, Annexes, and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . .  46
         (o)     Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         (p)     Buyer's Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         (q)     Submission to Jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


                    LIST OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A        Financial Statements
Exhibit B        Form of Employment Agreement
Exhibit C        Form of Seller Non-Competition Agreement
Exhibit D        Form of Opinion of Seller's Legal Counsel
Exhibit E        Form of Employee Non-Competition Agreement
Exhibit F        Form of Opinion of Buyer's Legal Counsel


ANNEXES

Annex I          Determination of 1996 EBIT of the Target
Annex I(A)       Determination of 1996 EBIT of the Target and EBIT of Bear Creek
Annex II         Representations and Warranties of Buyer
Annex III        Persons to Deliver Employment Agreement
Annex IV         Persons to Deliver Non-Compete Agreement


SCHEDULES

Disclosure Schedule
Schedule 7(b)(vii)

                            STOCK PURCHASE AGREEMENT


                             DESIGNATION OF PARTIES

                 This STOCK PURCHASE AGREEMENT ("AGREEMENT") is entered into by and among CORESTAFF, INC., a Delaware corporation (the "BUYER"), DATA AID, INC., an Alabama corporation ("TARGET"), RICHARD L. REID, JERRY L. CHAFIN and JIMMY H. WYROSDICK (each individually referred to as "SELLER" and collectively as the "SELLERS"). The Buyer and the Sellers are referred to collectively herein as the "PARTIES."

                                    RECITALS

                 The Sellers in the aggregate own all of the outstanding capital stock of the Target.

                 This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target.

                  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


                                   AGREEMENT

                 1.         DEFINITIONS.

                          "ADVERSE CONSEQUENCES" means all charges, complaints,
actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

                          "AFFILIATE" has the meaning set forth in Rule 12b-2
of the regulations promulgated under the Securities Exchange Act.

                          "AFFILIATED GROUP" means any affiliated group within
the meaning of Code Sec. 1504 (or any similar group defined under a similar provision of state, local or foreign law).

                          "APPLICABLE RATE" means the announced prime rate as
reported in the Money Rates Section of the Wall Street Journal, plus two percent (2%) per annum.

                          "BASIS" means any past or present fact, situation,
circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                          "BEAR CREEK BUSINESS" means the business generated by
the Target from the acquisition of certain purchase orders of the Professional Services Group of Bear Creek Technologies, Inc.

                          "BUYER" has the meaning set forth in the preface
above.

                          "CASH PORTION OF THE PURCHASE PRICE" has the meaning
set forth in Section 2(b) below.

                          "CLOSING" has the meaning set forth in Section 2(f)
below.

                          "CLOSING DATE" has the meaning set forth in Section
2(f) below.

                          "CODE" means the Internal Revenue Code of 1986, as
amended.

                          "CONFIDENTIAL INFORMATION" means all confidential
information and trade secrets of the Target including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals.

                          "CONTROLLED GROUP OF CORPORATIONS" has the meaning
set forth in Code Sec. 1563.

                          "CUSTOMER CONTRACT OR AGREEMENT" means any contract
or agreement to provide contract computer support services to a third party.

                          "DISCLOSURE SCHEDULE" shall mean the document and all
attachments thereto, which is attached hereto and provided for in Section 4 below.

                          "EARNED PAYOUT AMOUNTS" has the meaning set forth in
Section 2(c) below.

                          "EARNED PAYOUT PERIOD" has the meaning set forth in
Section 2(c) below.

                          "EBIT ARBITRATOR" means the person identified to
settle any dispute concerning the determination of the EBIT of Target referred to in Annex I.

                          "EBIT OF BEAR CREEK" means earnings before interest
and taxes generated from the Bear Creek Business after the date of such acquisition and during the Earned Payout Period (as defined in Section 2(c) below), calculated in accordance with GAAP, and as determined by Annex I(A) attached hereto; provided, however, no expenses of the Bear Creek Business in excess of the revenues generated by such business shall be included in such calculation of EBIT of Target.

                          "EBIT OF TARGET" means earnings before interest and
taxes of Target (excluding all revenues and expenses of the Professional Services Group of Bear Creek Technologies, Inc.) during the Earned Payout Period, calculated in accordance with GAAP, and as determined by Annex I attached hereto. In making the determination, no management fees and/or other "overhead expenses" shall be charged against Target's earnings, except as may be mutually agreed to by the Parties. Any goods and/or services provided directly to Target or for the benefit of its employees' shall be charged against Target's earnings; provided, however, that such goods and services must have been provided at the request of or with the agreement of Target's Chief Executive Officer if such charges will exceed the amounts previously paid by the Target on its own behalf.

                          "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified
deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

                          "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set
forth in ERISA Sec. 3(2).

                          "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set
forth in ERISA Sec. 3(1).

                          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

                          "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set
forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                          "EY DETERMINATION" has the meaning set forth in
Section 2(e).

                          "FIDUCIARY" has the meaning set forth in ERISA Sec.
3(21).

                          "FINANCIAL STATEMENT" has the meaning set forth in
Section 4(e) below.

                          "FIRST EARNED PAYOUT AMOUNT" has the meaning set
forth in Section 2(c)(i) below.

                          "GAAP" means United States generally accepted
accounting principles as in effect from time to time.

                          "GROSS PROFIT MARGIN" means the gross profit of the
Target as customarily set forth on the Financial Statements.

                          "INDEMNIFIED PARTY" has the meaning set forth in
Section 8(d) below.

                          "INDEMNIFYING PARTY" has the meaning set forth in
Section 8(d) below.

                          "INTELLECTUAL PROPERTY" means all (a) trademarks,
service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) to the extent legally protectable, trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (e) to the extent legally protectable, other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

                          "JOINT AND SEVERAL" has the meaning set forth in
Section 10(a) below.

                          "KNOWLEDGE" means actual knowledge after reasonable
investigation and inquiry, which inquiry shall include an inquiry of the employees of Target with responsibility for the matters in question.

                          "LIABILITY" means any debt, obligation, amount or sum
due or to become due, including any obligation to pay Taxes.

                          "LOSS" shall mean any and all direct or indirect
payments, obligations, assessments, losses, losses of income, liabilities, costs and expenses paid or incurred, or that will be paid or incurred, or diminutions in value or reduction in benefits or rights of any kind or character (whether or not known or asserted before the date of this Agreement, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that will occur, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expenses reasonably expected to be incurred in connection with defending any demands, claims, actions or causes of action that, if adversely determined, could reasonably be expected to result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such loss (after taking into account any cost incurred in obtaining such proceeds).

                          "MATERIAL" shall mean with respect to such event or
matter, when taken together with all other related Losses that may be reasonably expected to occur to the Target as a result of any such event or matter, would exceed FIFTY THOUSAND DOLLARS ($50,000.00) in the aggregate or unless such event or Loss constitutes a criminal violation of law.

                          "MOST RECENT BALANCE SHEET" means the balance sheet
contained within the Most Recent Financial Statements.

                          "MOST RECENT FINANCIAL STATEMENTS" has the meaning
set forth in Section 4(e) below.

                          "MOST RECENT FISCAL YEAR END" has the meaning set
forth in Section 4(e) below.

                          "MULTIEMPLOYER PLAN" has the meaning set forth in
ERISA Sec. 3(37).

                          "NET WORKING CAPITAL" means total current assets of
the Target minus total current liabilities and long-term debt of the Target as of the Closing Date, determined in accordance with GAAP, consistently applied.

                          "NET WORTH OF TARGET" means total assets of the
Target minus total liabilities of the Target as of the Closing Date, determined in accordance with GAAP, consistently applied.

                          "NET WORTH ADJUSTMENT" means the amount, if any, by
which the Net Worth of Target is more or less than $1,547,717 on the Closing
Date.

                          "ORDINARY COURSE OF BUSINESS" means the ordinary
course of business consistent with past custom and practice (including with respect to quantity and frequency).

                          "PARTIES" has the meaning set forth in the preface
above.

                          "PBGC" means the Pension Benefit Guaranty
Corporation.

                          "PROHIBITED TRANSACTION" has the meaning set forth in
ERISA Sec. 406 and Code Sec. 4975.

                          "PURCHASE PRICE" has the meaning set forth in Section
2(b) below.

                          "REPORTABLE EVENT" has the meaning set forth in ERISA
Sec. 4043.

                          "SECOND EARNED PAYOUT AMOUNT" has the meaning set
forth in Section 2(c)(ii) below.

                          "SECURITIES ACT" means the Securities Act of 1933, as
amended.

                          "SECURITY INTEREST" means any mortgage, pledge,
security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation,
(d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                          "SELLER" has the meaning set forth in the preface
above.

                          "SELLERS"  has the meaning set forth in the preface
above.

                          "SEVERAL" has the meaning set forth in Section 10(a)
below.

                          "SUBSIDIARY" means any corporation with respect to
which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                          "TARGET" has the meaning set forth in the preface
above.

                          "TARGET SHARE" means any share of the outstanding
capital stock, $1.00 par value, of the Target.

                          "TAX" means any federal, state, local, or foreign
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                          "TAX RETURN" means any return, declaration, report,
claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                 2.         PURCHASE AND SALE OF TARGET SHARES.

                          (A)     BASIC TRANSACTION.  On and subject to the
terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Target Shares for the consideration specified below in this Section 2.

                 The parties have not bargained separately in regard to the value allocable to the covenant not to compete (see Section 6(l) and Exhibit C to the Agreement). The Buyer has insisted upon the covenant not to compete solely for the purpose of protecting the value and goodwill of Target, and the covenant not to compete has not been bargained for, bought nor sold as a separate asset. The Buyer agrees, for the Sellers' benefit, not to assign a separate value to, or to amortize, the covenant not to compete for accounting or tax purposes.

                          (B)     PURCHASE PRICE.  The purchase price for the
Target Shares to be purchased by Buyer from the Sellers pursuant to the terms hereof shall be composed of the Cash Portion of the Purchase Price (as hereinafter defined) and the Earned Payout Amounts (as hereinafter defined). The Buyer agrees to pay to the Sellers the sum of $17,000,000 in cash (the "CASH PORTION OF THE PURCHASE PRICE") for the Target Shares to be purchased pursuant to the terms hereof. The Cash Portion of the Purchase Price shall be paid by Buyer to Sellers at the Closing by wire transfer or delivery of other immediately available funds to an account or accounts designated by Sellers.

                 The Cash Portion of the Purchase Price and the Earned Payout Amounts (the sum of which is herein collectively called the "PURCHASE PRICE") shall in each case be allocated among the Sellers based on a fraction, the numerator of which is the number of Target Shares purchased from that Seller pursuant to the terms hereof and the denominator of which is the total number of Target Shares purchased pursuant to the terms hereof, or at the sole election of Sellers, in an amount to each Seller as directed by each Seller or as specified in writing by the Sellers at the Closing.

                          (C)     EARNED PAYOUT AMOUNTS.  In addition to the
Cash Portion of the Purchase Price, the Buyer agrees to pay to the Sellers, if earned, each of the following earned payout amounts (collectively, the "EARNED PAYOUT AMOUNTS"):

                                  (I) an earned payout amount (the "FIRST EARNED PAYOUT AMOUNT") equal to the product of (i) four (4) and (ii) the amount, if any, by which the EBIT of Target for the period commencing on March 1, 1996 and ending on February 28, 1997 (the "EARNED PAYOUT PERIOD") exceeds $3,000,000, provided, however that in no event will the First Earned Payout Amount exceed $4,300,000, and

                                  (II) an earned payout amount (the "SECOND EARNED PAYOUT AMOUNT") equal to $3,000,000 if, and only if, the sum of the EBIT of Target and the EBIT of Bear Creek for the Earned Payout Period exceeds $4,600,000.

                          (D)     DATE AND FORM OF PAYMENT.  The Earned Payout
Amounts shall be payable by Buyer to Sellers in cash within fifteen (15) days following the final determination of EBIT of Target and EBIT of Target and Bear Creek in accordance with Annex I and Annex I(A) hereto (which determination shall be conclusive and binding on the Parties).

                          (E)     PURCHASE PRICE ADJUSTMENT.  The Purchase
Price shall be adjusted upward or downward on a dollar-for-dollar basis, by the amount, if any, by which the Net Worth of Target is more or less than $1,547,717 on the Closing Date (the "NET WORTH ADJUSTMENT").

                 The Net Worth Adjustment shall be determined subsequent to the Closing by Ernst & Young, L.L.P. in accordance with this Agreement from the audited closing balance sheet of the Target (at the sole expense of the Buyer), which determination (the "EY DETERMINATION") shall be submitted in writing to Buyer and the Sellers not later than sixty (60) days after the Closing. The EY Determination shall be final, conclusive and binding on the Parties. Any required additional payment on the part of Buyer or the Sellers by virtue of a Net Worth Adjustment shall be made to Sellers by the Buyer or to Buyer by the Sellers, as the case may be, within seventy (70) days from the Closing Date.

                          (F)     THE CLOSING.  The closing of the transactions
contemplated by this Agreement (the "CLOSING") shall take place at the offices of Buyer in Houston, Texas commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Buyer and the Sellers may mutually determine (the "CLOSING DATE"); provided, however, that the Closing Date shall be no later than June 15, 1996.

                          (G)     DELIVERIES AT THE CLOSING.  At the Closing,
(i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(b) above as may be adjusted after the Closing pursuant to Section 2(e) above.

                 3.         REPRESENTATIONS AND WARRANTIES CONCERNING THE
TRANSACTION.

                          (A)     REPRESENTATIONS AND WARRANTIES OF THE
SELLERS. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in the Disclosure Schedule attached hereto.

                                  (I) ORGANIZATION OF CERTAIN SELLERS. If the Seller is a trust, the Seller is duly organized and validly existing under the laws of the jurisdiction of its formation.

                                  (II)     AUTHORIZATION OF TRANSACTION.  The
                 Seller has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and to general equity principles, and
                 (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                                  (III)    NONCONTRAVENTION.  Neither the
                 execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

                                  (IV)     BROKER'S FEES.  Except as set forth
                 on the Disclosure Schedule, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                                  (V)      TARGET SHARES.  The Seller holds of
                 record and owns beneficially the number of Target Shares set forth next to his or its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. The Seller is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

                          (B)     REPRESENTATIONS AND WARRANTIES OF THE BUYER.
The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

                                  (I)      ORGANIZATION OF THE BUYER.  The
                 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                                  (II)     AUTHORIZATION OF TRANSACTION.  The
                 Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                                  (III)    NONCONTRAVENTION.  Neither the
                 execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
                 (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                                  (IV)     BROKERS' FEES.  The Buyer has no
                 Liability or Obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers could become liable or obligated.

                                  (V)      INVESTMENT.  The Buyer is not
                 acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                                  (VI)     HART-SCOTT-RODINO.  The transaction
                 contemplated in this Agreement does not require any registration and notification pursuant to the Hart-Scott-Rodino Act or any law or act of similar import or character.

                 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). A Customer Contract or Agreement is "Material" if during the calendar year 1995 such Customer Contract or Agreement produced $30,000 of Gross Profit Margin less any bad debt specifically related to such Customer Contract or Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Any document attached to Disclosure Schedule to which specific reference in such Disclosure Schedule is made shall be deemed to be evidence of the fact of the existence of the document and the contents thereof and the document shall speak for itself. The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Sections 3 and 4 hereof. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                          (A)     ORGANIZATION, QUALIFICATION, AND CORPORATE
POWER. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

                          (B)     CAPITALIZATION.  The entire authorized
capital stock of the Target consists of 1,000 Target Shares, of which 600 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Target is a party or which are binding upon the Target providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Target. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Target.

                          (C)     NONCONTRAVENTION.  Neither the execution and
the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                          (D)     SUBSIDIARIES.  The Target has no
Subsidiaries.

                          (E)     FINANCIAL STATEMENTS.  Attached hereto as
Exhibit A are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the fiscal years ended February 28, 1994 and 1995 and February 29, 1996 (the "MOST RECENT FISCAL YEAR END") for the Target and (ii) unaudited balance sheet and income statement of the Target as of and for the three month period ended May 31, 1996. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete). The audited Financial Statements for the Most Recent Fiscal Year End (the "MOST RECENT FINANCIAL STATEMENTS") were audited by Ernst & Young, L.L.P., with the assistance of Art Leadingham & Co.

                          (F)     EVENTS SUBSEQUENT TO FEBRUARY 29, 1996.
Since February 29, 1996, except as set forth on the Disclosure Schedule, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results or operations, or future prospects of the Target. Without limiting the generality of the foregoing, since that date:

                                  (I)      The Target has not sold, leased,
                 transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                                  (II)     The Target has not entered into any
                 contract, lease, sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses) either involving more than $25,000 or outside the Ordinary Course of Business (except for Customer Contracts);

                                  (III)    no party (including the Target) has
                 accelerated, terminated, modified, or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $25,000 to which the Target is a party or by which it is bound;

                                  (IV)     The Target has not imposed any
                 Security Interest upon any of its assets, tangible or intangible;

                                  (V)      The Target has not made any capital
                 expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

                                  (VI)     The Target has not made any capital
                 investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 individually or $200,000 in the aggregate;

                                  (VII)    The Target has not created,
                 incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $25,000 singly or $50,000 in the aggregate or outside the Ordinary Course of Business;

                                  (VIII)   The Target has not delayed or
                 postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                                  (IX)     The Target has not canceled,
                 compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                                  (X)      The Target has not granted any
                 license or sublicense of any rights under or with respect to any Intellectual Property;

                                  (XI)     there has been no change made or
                 authorized in the charter or bylaws of the Target;

                                  (XII)    The Target has not issued, sold, or
                 otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                                  (XIII)   The Target has not declared, set
                 aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

                                  (XIV)    The Target has not experienced any
                 damage, destruction or Loss (whether or not covered by insurance) to its property;

                                  (XV) The Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                                  (XVI)    The Target has not entered into any
                 employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any of its full-time staff employees;

                                  (XVII)   The Target has not granted an
                 increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                                  (XVIII)   The Target has not adopted any (A)
                 bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or
                 (H) other plan, contract or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract or commitment;

                                  (XIX)    The Target has not made any other
                 change in employment terms for any of its directors, officers, and full-time staff employees;

                                  (XX)     The Target has not made or pledged
                 to make any charitable or other capital contribution outside the Ordinary Course of Business;

                                  (XXI)    there has not been any other
                 occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

                                  (XXII)   The Target has not committed to any
                 of the foregoing.

                          (G)     UNDISCLOSED LIABILITIES.  The Target does not
have any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability, including, without limitation, Liability under the Fair Labor Standards Act of 1938, as amended and the rules and regulations promulgated thereunder) which is individually in excess of $5,000, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                          (H)     TAX MATTERS.

                                  (i) The Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                                  (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and the Target has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

                                  (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Target has received any notice that any authority intends to assess any additional Taxes for any period for which Tax Returns that have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. Section 4(h) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 1989, indicates those Tax Returns have been audited, and indicates those Tax Returns that currently are the subject of audit.
                 The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December 31, 1989.

                                  (iv)     The Target has not waived any
                 statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                  (v)      The Target has not filed a consent
                 under Code Sec. 341(f) concerning collapsible corporations. The Target has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Target has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).
                 The Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661. The Target is not a party to any Tax allocation or sharing agreement. The Target has never been (or has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than the Target also was a member of the Affiliated Group.

                                  (vi)     The unpaid Taxes of the Target do
                 not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing their Tax Returns.

                          (I)     TANGIBLE ASSETS.  The Target owns or leases
all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. To Sellers' knowledge, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                          (J)     OWNED REAL PROPERTY.  The Target does not own
nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in Section 4(j) of the Disclosure Schedule, and the leasehold improvements relating to the same) nor does the Target have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements (other than as disclosed in Section 4(j) of the Disclosure Schedule).

                          (K)     INTELLECTUAL PROPERTY.

                                  (I)      The Target owns or has the right to
                 use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. The Target has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses in the jurisdictions in which it currently operates its business.

                                  (II)     The Target has not interfered with,
                 infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of any of the Sellers and the officers (and employees with responsibility for Intellectual Property matters) of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target.

                                  (III)    Section 4(k) of the Disclosure
                 Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date), and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Target owns:

                                        (A)     the identified owner possesses
                          all right, title, and interest in and to the item;

                                        (B)     the item is not subject to any
                          outstanding judgment, order, decree, stipulation, injunction, or charge;

                                        (C)     no charge, complaint, action,
                          suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of any of the Sellers and the officers (and employees with responsibility for Intellectual Property matters) of the Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                        (D)     The Target has never agreed to
                          indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                                  (IV)     Section 4(k) of the Disclosure
                 Schedule also identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Sellers have supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                                        (A)     to the Knowledge of the Sellers
                          and officers (and employees with responsibility for Intellectual Property matters) of the Target, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                        (B)     to the Knowledge of the Sellers
                          and officers (and employees with responsibility for Intellectual Property matters) of the Target, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                                        (C)     to the Knowledge of the Sellers
                          and officers (and employees with responsibility for Intellectual Property matters) of the Target, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                        (D)     no party to the license,
                          sublicense, agreement, or permission has repudiated any provision thereof;

                                        (E)     to the Knowledge of the Sellers
                          and officers (and employees with responsibility for Intellectual Property matters) of the Target, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                                        (F)     to the Knowledge of the Sellers
                          and officers (and employees with responsibility for Intellectual Property matters) of the Target, no charge, complaint, action, suit, proceedings, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                        (G)     The Target has not granted any
                          sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (L)     REAL PROPERTY LEASES.  Section 4(l) of the
Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l) of the Disclosure Schedule:

                                  (I)      the lease or sublease is legal,
                 valid, binding, enforceable, and in full force and effect;

                                  (II)     the lease or sublease will continue
                 to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                                  (III)    to the Knowledge of Sellers, no
                 party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  (IV)     no party to the lease or sublease
                 has repudiated any provision thereof;

                                  (V)      there are no disputes, oral
                 agreements, or forbearance programs in effect as to the lease or sublease;

                                  (VI)     the Target has not assigned,
                 transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                  (VII)    all facilities leased or subleased
                 thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                          (M) CONTRACTS. Section 4(m) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which the Target is a party:

                                  (I) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

                                  (II) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $25,000;

                                  (III) any written arrangement concerning a partnership or joint venture;

                                  (IV) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                                  (V)      any written arrangement concerning
                 confidentiality or noncompetition;

                                  (VI)     any written arrangement involving
                 any of the Sellers and their Affiliates;

                                  (VII)    any written arrangement with any of
                 its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

                                  (VIII)   any written arrangement under which
                 the consequences of a default or termination could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Target;

                                  (IX)     any written Customer Contract or
                 Agreement; or

                                  (X)      any other written arrangement (or
                 group of related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

                 The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) to the Knowledge of Sellers, the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of Sellers, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (C) the Target is not, nor to the Knowledge of Sellers, is any other party in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) the Target is not, nor to the Knowledge of Sellers, has any other party, repudiated any provision of the written arrangement. The Target is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(m) of the Disclosure Schedule under the terms of this Section 4(m). To the Knowledge of Sellers, no unfilled Material Customer Contract or Agreement obligating the Target to perform services will result in a Loss to the Target upon completion of performance.
No customer of the Target which accounts for more than $100,000 of the annualized revenues of the Target has indicated to the Sellers within the past year that it will stop, or decrease the rate of, buying services from it.

                          (N)     NOTES AND ACCOUNTS RECEIVABLE.  All notes and
accounts receivable of the Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

                          (O)     POWERS OF ATTORNEY.  There are no outstanding
powers of attorney executed on behalf of the Target.

                          (P)     INSURANCE.  Section 4(p) of the Disclosure
Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                                  (I)      the name, address, and telephone
                 number of the agent;

                                  (II) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                                  (III)    the policy number and the period of
                 coverage;

                                  (IV)     the scope (including an indication
                 of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                                  (V)      a description of any retroactive
                 premium adjustments or other loss-sharing arrangements.

                 With respect to each such insurance policy to the Sellers'
Knowledge: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) the Target is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(p) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

                          (Q)     LITIGATION.  Section 4(q) of the Disclosure
Schedule sets forth each instance in which the Target (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Knowledge of any of the Sellers and the officers

(and employees with responsibility for litigation matters) of the Target, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target has any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Target.

                          (R)     EMPLOYEES.  To the Knowledge of any of the
Sellers and the officers (and employees with responsibility for employment matters) of the Target, no key employee or full-time group of employees has any plans to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Target has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

                          (S)     EMPLOYEE BENEFITS.  Section 4(s) of the
Disclosure Schedule lists all Employee Benefit Plans that the Target maintains or to which the Target contributes for the benefit of any current or former employee of the Target.

                                  (I) Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                                  (II)     All required reports and
                 descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 162(k) have been met with respect to each Employee Welfare Benefit Plan.

                                  (III)    All contributions (including all
                 employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                                  (IV)     Each Employee Pension Benefit Plan
                 meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                                  (V)      The market value of assets under
                 each Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on a plan termination basis) as of the last day of the most recent plan year. No Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the officers (and employees with responsibility for employee benefits matters) of the Target, threatened.

                                  (VI)     There have been no Prohibited
                 Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the officers (and employees with responsibility for employee benefits matters) of the Target, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                                  (VII)    The Sellers have delivered to the
                 Buyer correct and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

                 The Target has never contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. The Target has not incurred, and none of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any reason to expect that the Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that any of the Target and the Controlled Group of Corporations which includes the Target maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute. The Target does not maintain, nor has it ever maintained or contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 162(k)).

                          (T)     GUARANTIES.  The Target is not a guarantor or
otherwise is liable for any Liability or obligation (including indebtedness) of any other person.

                          (U)     ENVIRONMENT, HEALTH, AND SAFETY.

                                  (I)      To the Knowledge of Sellers and the
                 officers of the Target, each of the Target and its predecessors and Affiliates has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation, the violation of which would have a Material adverse effect.

                                  (II)     To the Knowledge of the Sellers and
                 the officers of the Target, the Target does not have any Liability (and there is no Basis related to the past or present operations, properties, or facilities of any of the Target and its predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Target giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                                  (III)    To the Knowledge of Sellers and the
                 officers of the Target, the Target does not have any Liability (and none of the Target, and its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against the Target giving rise to any Material Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                                  (IV)     To the Knowledge of Sellers and the
                 officers of the Target, the Target does not have any Material Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Target giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                                  (V)      To the Knowledge of Sellers and the
                 officers of the Target, the Target does not have any Material Liability (and the Target has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against the Target giving rise to any Liability) for any illness of or personal injury to any employee.

                                  (VI)     To the Knowledge of Sellers and the
                 officers of the Target, the Target has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, the violation of which would have a Material adverse effect.

                                  (VII)    To the Knowledge of Sellers and the
                 officers of the Target, all properties and equipment used in the business of the Target have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                                  (VIII)   To the Knowledge of Sellers and the
                 officers of the Target, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Target owns or ever has owned or that the Target leases or ever has leased.

                          (V)     LEGAL COMPLIANCE.  Except as it would not
have a Material adverse effect:

                                  (I)      To the Knowledge of Sellers and
                 Officers of the Target, the Target has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of the Target alleging any failure to comply with any such law or regulation.

                                  (II)     The Target has complied with all
                 applicable laws (including rules and regulations thereunder) relating to the employment of labor (including but not limited to the engagement of independent contractors under the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder), employee civil rights, and equal employment opportunities.

                                  (III)    The Target has not violated in any
                 respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

                                  (IV)     The Target has not:

                                        (A)  made or agreed to make any
                          contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                                        (B)  established or maintained any
                          unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                                        (C)  made or agreed to make any
                          contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

                                  (V)      The Target has filed in a timely
                 manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

                                  (VI)     The Target has possession of all
                 records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

                          (W)     CERTAIN BUSINESS RELATIONSHIPS WITH THE
TARGET. Except as set forth in Section 4(w) of the Disclosure Schedule, none of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Target within the past twelve (12) months, and none of the Sellers and their Affiliates owns any property or right, tangible or intangible, which is used in the business of the Target.

                          (X)     BROKERS' FEES.  The Target does not have any
Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                          (Y)     DISCLOSURE.  Except as set forth in the
Disclosure Schedule, the representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

                 5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                          (A)     GENERAL.  Each of the Parties will use his
reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                          (B)     NOTICES AND CONSENTS.  The Sellers will cause
the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain third-party consents, that the Buyer may reasonably request in connection with the matters pertaining to the Target disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action (and the Sellers will cause the Target to take any additional action) that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he or it may be required to give, make, or obtain.

                          (C)     OPERATION OF BUSINESS.  The Sellers will not
cause or permit the Target to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Target to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 4(f) above.

                          (D)     PRESERVATION OF BUSINESS.  The Sellers will
cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                          (E)     FULL ACCESS.  Each of the Sellers will
permit, and the Sellers will cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Target.

                          (F)     NOTICE OF DEVELOPMENTS.  The Sellers will
give prompt written notice to the Buyer of any Material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Target. Each Party will give prompt written notice to the others of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

                          (G)     EXCLUSIVITY.  None of the Sellers will (and
the Sellers will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Target or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                 6. ADDITIONAL COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                          (A)     GENERAL.  In case at any time after the
Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Target.

                          (B)     LITIGATION SUPPORT.  In the event and for so
long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

                          (C)     TRANSITION.  None of the Sellers will take
any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing for a period of 24 months thereafter as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of the Target to the Buyer from and after the Closing for a period of 24 months thereafter.

                          (D)     CONFIDENTIALITY.  Each of the Sellers will
treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement for a period of two (2) years from the Closing, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. The parties acknowledge and agree that from and after the date of Closing, each of the parties shall be entitled to review all documents, books, records, agreements and financial data of any sort relating to the Target as may be reasonably necessary for preparation of personal tax returns and for any legitimate purpose. All such documents, books, records, agreements and financial data shall be maintained by Buyer at a location in Montgomery, Alabama (so long as the Target maintains an office there) or after such time in the State of Alabama for a period of at least six (6) years following the date of Closing. Buyer shall maintain such documents, books, records, agreements and financial data in a condition so as to make it reasonably available and shall take all reasonable steps necessary to protect such items. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the

Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                          (E)     TERMINATION OF BANK FACILITIES; RELEASE OF
GUARANTIES. Buyer shall take all reasonable best efforts necessary to (i) retire all of the Target's outstanding bank indebtedness and (ii) fully, completely and unconditionally release and/or substitute itself or the Target at or prior to Closing as guarantor for the Sellers on all banking facilities of the Target, and the Buyer and the Target hereby agree jointly and severally to indemnify, defend and hold harmless the Sellers from any loss, cost or expense related to the failure of the Buyer and the Target to obtain the releases herein provided.

                          (F)     MONITORING INFORMATION.  Prior to the
Closing, Sellers shall cause the Target to deliver such information as may reasonably be requested by Buyer.

                          (G)     LEASES.  Sellers shall cause on or before the
expiration of sixty (60) days after the Closing Date the Target to obtain from its landlords (to the extent required under the pertinent premises lease) written consent to the assignment of all leases being assumed by Buyer, which assignments are deemed to have resulted from the transactions contemplated by this Agreement.

                          (H)     ADDITIONAL TAX MATTERS.

                                  (I) The Buyer shall cause the Target (at Sellers' sole cost and expense) to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date and shall remit any Taxes due in respect of such Tax Returns (but only to the extent such Taxes are in excess of the reserve, if any, for such Tax liability used to determine the Net Worth of Target). In addition, Sellers shall cause Ernst & Young, L.L.P. to prepare a short period tax return for the Target covering the period January 1, 1996 through the Closing Date. The cost of preparation of such short period tax return shall be properly and adequately accrued for on the Closing balance sheet of the Target.

                                  (II) Buyer and the Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records, and other corporate records and information held by the Buyer and/or the Target to the extent such records and information pertain to events occurring on or prior to the Closing Date. Therefore, Buyer agrees to cause the Target to (A) use its best efforts to properly retain and maintain such records intact and secure in the State of Alabama for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed; or until the expiration of the tax statute of limitations with respect to such year; or until the expiration of all statutes of limitations pertaining to, or the release or waiver of, any and all potential claims, demands and causes of action which could arise from Seller's warranties and undertakings under this Agreement, or under the common law with respect to the subject matter of this Agreement; whichever is later, and (B) allow the Sellers and their agents and representatives, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours, under reasonably appropriate and accommodating physical conditions, with access granted as promptly as possible under reasonable notice, and at the other Party's expense.

                                  (III)    POST CLOSING LIABILITY.  Under no
                 circumstances shall Sellers have any Liability which accrues or becomes due resulting from operations of Target following the date of Closing.

                          (I)     COVENANT NOT TO COMPETE.  For a period of two
(2) years from and after the Closing Date, none of the Sellers will engage directly or indirectly in any business that the Target conducts as of the Closing Date in any geographic area in which the Target conducts that business as of the Closing Date as more fully described in Exhibit C; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.

                          (J)     CONDUCT DURING EARNED PAYOUT PERIOD.  During
the Earned Payout Period, the Buyer agrees to (i) maintain separate books and records for the Target; (ii) maintain the Target as a separate entity; (iii) cause the Target to be operated consistent with the prior practices of Target and in accordance with reasonable business practices and reasonable business judgment in order to maximize the amount of the Earned Payout Amounts; (iv) without the prior written consent of Sellers, not to merge any of the branch operations of Target with or into any of Buyer's branch operations; (v) to furnish a monthly income statement and balance sheet of the Target to each Seller within twenty days after the end of each month; and (vi) permit at Sellers' expense Art Leadingham and Company access, upon reasonable notice, during normal business hours, to the books and records of the Target for the purpose of verifying the accuracy of any such monthly income statement and balance sheet.


                 7.       CONDITIONS TO OBLIGATIONS TO CLOSE.

                          (A)     CONDITIONS TO OBLIGATION OF THE BUYER.  The
obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                                  (I)      the representations and warranties
                 set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                                  (II)     the Sellers shall have materially
                 performed and complied with all of their covenants hereunder in all material respects through the Closing;

                                  (III)    the Target shall have procured all
                 necessary third party consents specified in Section 5(b) above;

                                  (IV) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Target Shares or the Target (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                                  (V)      the Sellers shall have delivered to
                 the Buyer a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                                  (VI)     the Parties and the Target shall
                 have received all other authorizations, consents and approvals of governments and governmental agencies set forth herein and in the Disclosure Schedule;

                                  (VII)    the Buyer shall have received from
                 each of the persons listed on Annex III an executed employment agreement in the form and substance attached hereto as Exhibit B (with the employment agreement of Richard Reid providing for annual compensation of $200,000 and a term expiring on the third anniversary of the Closing Date and with the salaries of the other key executives to be in an amount mutually agreed upon);

                                  (VIII)   the Buyer shall have received from
                 each of the Sellers an executed non-competition agreement in the form and substance attached hereto as Exhibit C;

                                  (IX)     the Buyer shall have received from
                 counsel to the Sellers an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Buyer and dated as of the Closing Date;

                                  (X)      the Buyer shall have received from
                 certain key employees of the Target listed on Annex IV hereto an executed non-competition agreement in the form and substance attached hereto as Exhibit E;

                                  (XI)     the Buyer shall have received the
                 resignations, effective as of the Closing, of each director of the Target other than those designated by Buyer prior to the Closing;

                                  (XII)    none of the Target's ten (10)
                 highest grossing revenue customers in the fiscal year ended February 29, 1996 (including Bell South and Southwestern Bell) shall have Materially curtailed or terminated its relationship with Target, unless such customers have been replaced by new customers or the expansion of accounts with other existing customers;

                                  (XIII) the Buyer shall be satisfied that at Closing the Target's gross revenues for the twelve (12) month period ending February 29, 1996 shall be equal to or greater than $20,000,000;

                                  (XIV)    the Buyer shall be satisfied that
                 the Net Working Capital of the Target at Closing shall equal or exceed $800,000;

                                  (XV)     the Buyer shall be satisfied that
                 the Net Worth of Target at Closing shall equal or exceed $1,400,000;

                                  (XVI) Sellers shall have caused the Target to purchase and then cancel each outstanding employee stock option, if any, whether or not exercisable at no cost to the Buyer;

                                  (XVII)   all liens and security interests
                 securing debts of the Target which have been paid in full prior to or at the Closing shall have been fully released of record to the satisfaction of the Buyer and all Uniform Commercial Code financing statements covering such debts shall have been terminated;

                                  (XVIII)  no unsatisfied liens for the failure
                 to pay Taxes of any nature whatsoever shall exist against the Target, or against or in any way affecting any Target Share;

                                  (XIX) all deferred taxes shall be properly and adequately accrued for on the Closing balance sheet of the Target (which deferred taxes are to be reflected in the Net Worth of Target);

                                  (XX)     the Buyer shall be satisfied that
                 all bonus programs of the Target have been modified to a form reasonably acceptable to the Buyer;

                                  (XXI)    the Target shall have received an
                 environmental feasibility study with respect to the Target's real property located at 1535 East Ann Street, Montgomery, Alabama;

                                  (XXII)   Sellers shall have caused Target to
                 deliver a commitment of title from Mississippi Valley Title Insurance, Inc., insuring title to the real property of Target located at 1535 East Ann Street, Montgomery, Alabama at or prior to the Closing;

                                  (XXIII)  the Sellers shall have paid to the
                 Target the fair market value for any items listed on Schedule 7(b)(vii) hereto which were purchased by Sellers at or prior to the Closing;

                                  (XXIV)   the Sellers shall and the Sellers
                 shall have caused all Sellers' officers, directors and/or employees of the Target to, have repaid in full all debts and other obligations, if any, owed to the Target; and

                                  (XXV)    the Buyer shall have received from
                 the Target audited balance sheets and income statements for fiscal years ended February 28, 1994 and 1995 and February 29, 1996, of which the February 29, 1996 audited balance sheet and income statement shall have been prepared by Ernst & Young, L.L.P., with the assistance of Art Leadingham & Co. (with Buyer responsible for the fees of Ernst & Young, L.L.P and Sellers responsible for the fees of Art Leadingham & Co.).

                 The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                          (B)     CONDITIONS TO OBLIGATIONS OF THE SELLERS.
The obligations of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                                  (I)      the representations and warranties
                 set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                                  (II)     the Buyer shall have performed and
                 complied with all of its covenants hereunder in all material respects through the Closing;

                                  (III)    no action, suit or proceeding shall
                 be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                                  (IV)     the Buyer shall have delivered to
                 the Sellers a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                                  (V)      the Parties and the Target shall
                 have received all other authorizations, consents, and approvals of governments and governmental agencies set forth herein and in Annex II and the Disclosure Schedule;

                                  (VI)     each of the persons listed on Annex
                 III shall have received from the Buyer an executed employment agreement in the form and substance attached hereto as Exhibit B;

                                  (VII)    the Sellers shall have been given
                 the right to purchase the items listed on Schedule 7(b)(vii) hereto for the value of such items reflected thereon;

                                  (VIII)   the Sellers shall have been paid or
                 reimbursed for all liabilities owed by the Target to Sellers as of the Closing Date as reflected on the February 29, 1996 balance sheet of the Target;

                                  (IX) the Sellers shall have received from counsel to the Buyer an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Sellers and dated as of the Closing Date; and

                                  (X) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

                          The Sellers may waive any condition specified in this
Section 7(b) if they execute a writing so stating at or prior to the Closing.

                          8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

                          (A)     SURVIVAL.  All of the representations and
warranties of the Sellers contained in Section 4 above (other than the representations and warranties of the Sellers contained in Section 4(h) above) shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter. The representations and warranties of the Sellers contained in Section 4(h) above shall survive the Closing and continue in full force and effect for a period ending on the expiration of the applicable statute of limitations for any claims made by authorities with respect to all Tax Returns of the Target for any period on or prior to the Closing Date. These periods of time shall supplant, and shall apply in lieu of, any period of limitation that would otherwise apply under the law of Alabama to any claim or cause of action arising under this Agreement.

                          (B)     INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE
BUYER.

                                  (I)      In the event the Sellers breach any
                 of their Joint and Several representations, warranties, and covenants contained herein (as qualified to the Knowledge of Sellers and/or to Materiality, where applicable), and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to
                 Section 10(h) below within the applicable survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in
                 Section 4 above (i) until the Buyer has suffered aggregate Losses by reason of all such breaches in excess of a $50,000 threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such aggregate Losses including Losses relating back to the first dollar) and (ii) in excess of $13,000,000 (after which point Sellers shall have no obligation to indemnify Buyer from and against further such Adverse Consequences); provided, further, however, that the limitation set forth in (i) above specifically shall not apply to the liability of any of the Sellers with respect to Adverse Consequences resulting from or attributable to breaches of the representations and warranties contained in Section 4(g),
                 Section 4(h) and Section 4(n) hereof.

                                  (II)     In the event any of the Sellers
                 breaches any of his Several representations, warranties, and covenants contained in Section 2(a) and Section 3(a) herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(h) below within the applicable survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                                  (III)    Each of the Sellers agrees to
                 indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target arising under Reg. Section 1.1502-6 (because the Target once was a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than the Target also was a member of the Affiliated Group).

                                  (IV)     Each of the Sellers agree to
                 indemnify the Buyer from and against the entirety of any Taxes which may become due and owing to the State of Alabama by reason of the transactions contemplated by this Agreement.

                                  (V)      Each of the Sellers shall be liable
                 for, and hereby indemnifies, the Buyer for all income Taxes imposed on the Target with respect to any taxable year or period beginning before and ending after the Closing Date, for the portions of such taxable year or period ending prior to the Closing Date; provided, however, that such indemnity shall be made only to the extent such Taxes are in excess of the reserve; if any, for such Tax Liability used to determine the Net Worth of Target.

                                  (VI)     Each of the Sellers agrees to
                 indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target arising from Sellers' ownership or operation of Data Aid Services, Inc. prior to, on or after the Closing Date.

                                  (VII)    Each of the Sellers agrees to
                 indemnify the Buyer from and against the entirety of any Adverse Consequence the Buyer may suffer resulting from, arising out of, relating to, or caused by any Liability of the Target arising from the failure of the Target to timely file its Federal Tax Returns and/or the disallowance by the Internal Revenue Service of any amounts paid to the Sellers as compensation and the re-designation of the same as a dividend and/or distribution from the Target to the Sellers.

                                  (VIII)   Each of the Sellers agrees to
                 indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target arising from the engagement of independent contractors under the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

                          (C)     INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE
SELLERS. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that the particular representation, warranty, or covenant survives the Closing and that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to
Section 10(h) below within the applicable survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                          (D)     MATTERS INVOLVING THIRD PARTIES.  If any
third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other Parties to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the Party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

                          (E)     DETERMINATION OF LOSS.  The Parties shall
make appropriate adjustments for Tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money (using the Applicable Rate as the discount rate) in determining the amount of Loss for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                          (F)     EXCLUSIVE REMEDY.  The Buyer acknowledges and
agrees that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties of the Sellers in Sections 3 and 4 above. The Parties stipulate that in view of the undertakings herein and the value of the rights and assets obtained by Buyer under this Agreement, and with the Parties acknowledging the recent, widely reported and irrationally extreme abuses of the system of awarding punitive damages in the State of Alabama, this exclusive remedy provision is a reasonable and appropriate limitation, fully understood by Buyer, and that there is no basis for argument that, as between these particular Parties, this is an unreasonable or unfair limitation under the laws of the State of Alabama or otherwise.

                          (G)     PAYMENT; GENERAL RIGHT OF OFFSET.  The
Indemnifying Parties shall promptly pay to the Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Adverse Consequences to which Indemnified Party may become entitled to by reason of the provisions of this Agreement. Furthermore, and in lieu of receiving a cash payment from the Sellers, Buyer, in good faith, may elect to offset against any Earned Payout Amounts payable to Sellers, the amount of any Adverse Consequences or any other payments to which Buyer or such Indemnified Parties may become entitled to by reason of the provisions of this Agreement. In the event that Buyer offsets more than the amount of any Adverse

Consequences (as finally determined), Buyer shall be responsible to Seller for such sums which should not have been subject to an offset, together with interest at the Applicable Rate.

                          (H)     OTHER INDEMNIFICATION PROVISIONS.  Except as
set forth in Section 8(f) above, the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of any covenant contained in Section 5 and
Section 6 of this Agreement.

                 9.         TERMINATION.

                          (A)     TERMINATION OF AGREEMENT.  The Parties may
terminate this Agreement as provided below:

                                  (I)      the Buyer and the Sellers may
                 terminate this Agreement by mutual written consent at any time prior to the Closing;

                                  (II)     the Buyer may terminate this
                 Agreement by giving written notice to the Sellers at any time prior to the Closing in the event any of the Sellers is in breach of any provision hereof, and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect;

                                  (III)    no later than five (5) days before
                 the Closing, the Buyer may terminate this Agreement by giving written notice to the Sellers if the Buyer is not reasonably satisfied with the results of its interviews with the key employees and/or customers of the Target provided for in
                 Section 5(e) hereof:

                                  (IV)     the Buyer may terminate this
                 Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before June 14, 1996 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

                                  (V)      the Sellers may terminate this
                 Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before June 14, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

                          (B)     EFFECT OF TERMINATION.  If any Party
terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

                 10.        MISCELLANEOUS.

                          (A)     THE SELLERS.

                                  (I)      When any particular Seller (as
                 opposed to the Sellers as a group) makes a representation, warranty, or covenant herein, then that representation, warranty, or covenant will be referred to herein as the "SEVERAL" obligation of that Seller. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible for any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach thereof. The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are the Several obligations.

                                  (II)     When the Sellers as a group make a
                 representation, warranty, or covenant herein, then that representation, warranty, or covenant will be referred to herein as the "JOINT AND SEVERAL" obligation of the Sellers. This means that each Seller will be responsible for the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach thereof. The representations and warranties of the Sellers in Section 4 above concerning the Target are the Joint and Several obligations.

                          (B)     PRESS RELEASES AND ANNOUNCEMENTS.  No Party
shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

                          (C)     NO THIRD-PARTY BENEFICIARIES.  This Agreement
shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                          (D)     ENTIRE AGREEMENT.  This Agreement (including
the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. No change of any term or provision of the Agreement shall be valid or binding unless signed by all Parties. No waiver of any of the terms of this Agreement shall be valid unless signed by the Party against whom the waiver is asserted.

                          (E)     SUCCESSION AND ASSIGNMENT.  This Agreement
shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to a wholly-owned Subsidiary of Buyer (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

                          (F)     FACSIMILE/COUNTERPARTS.  This Agreement may
be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                          (G)     HEADINGS.  The Table of Contents to this
Agreement and the descriptive headings used in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                          (H)     NOTICES.  All notices, requests, demands,
claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                          If to the Sellers:

                                  Richard L. Reid
                                  4211 Deatsville Highway
                                  Deatsville, Alabama  36022

                                  Jimmy H. Wyrosdick
                                  86 Creek Drive
                                  Montgomery, Alabama  36117

                                  Jerry L. Chafin
                                  5293 Cochran Circle
                                  Montgomery, Alabama  36109

                          with a copy to:

                                  Hill, Hill, Carter, Franco, Cole & Black
                                  425 South Perry Street
                                  Montgomery, Alabama 36104
                                  Attn:    David E. Allred, Esq.
                                  Tel:     (334) 834-7600
                                  Fax:     (334) 263-5969

                          and to:
                                  Thorington & Gregory
                                  504 South Perry Street
                                  P.O. Box 1748
                                  Montgomery, Alabama 36102
                                  Attn:    W. Stanley Gregory, Esq.
                                  Tel:     (334) 834-6222
                                  Fax:     (334) 834-7080


                          If to the Buyer:

                                  COREStaff, Inc.
                                  4400 Post Oak Parkway, Suite 1130
                                  Houston, Texas  77027-3413
                                  Attn:    Michael T. Willis
                                  Tel:     (713) 961-3633
                                  Fax:     (713) 627-1059

                          with a copy to:

                                  Peter T. Dameris, Esq.
                                  Margaret G. Reed, Esq.
                                  COREStaff, Inc.
                                  4400 Post Oak Parkway, Suite 1130
                                  Houston, Texas  77027-3413
                                  Tel:     (713) 961-3633
                                  Fax:     (713) 627-1059

                 Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                          (I)     GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Alabama.


                          (J)     AMENDMENTS AND WAIVERS.  No change of any
term or provision of the Agreement shall be valid or binding unless signed by all Parties. No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom the waiver is asserted. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


                          (K)     SEVERABILITY.  Any term or provision of this
Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgement of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                          (L)     EXPENSES.  Each of the Parties and the Target
will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Target has not borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                          (M)     CONSTRUCTION.  The language used in this
Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                          (N)     INCORPORATION OF EXHIBITS, ANNEXES, AND
SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                          (O)     SPECIFIC PERFORMANCE.  Each of the Parties
acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                          (P)     BUYER'S KNOWLEDGE.  As of the date of this
Agreement, through the course of its investigation of the Target, no fact has come to the attention of the Buyer which would cause the Buyer to have actual Knowledge that any representation, warranty or covenant of the Sellers is Materially inaccurate or false.

                          (Q)     SUBMISSION TO JURISDICTION.       Each of the
Parties submits to the jurisdiction of the federal district court sitting in Montgomery, Alabama and appellate courts therefrom, in any action or proceeding arising out of or relating to this Agreement, provided that such action may be commenced and maintained in federal court and agrees that all claims in respect of the action or proceeding may be heard and determined in such court, and agrees not to bring any action or proceeding arising out of relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints The Corporation Trust Company in Wilmington, Delaware as his, her or its process agent (the "PROCESS AGENT") to receive on his, her or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above or
(ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(q), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Any action which may not be commenced and maintained in federal court may be brought in such state court sitting in Montgomery, Alabama, as shall be of competent jurisdiction.


                 IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names, in four (4) counterparts, each of which shall be deemed an original, and have caused this Agreement to be dated for convenience as of June 1, 1996, although actually executed by the Seller and the Target on June 12, 1996, and actually executed by the Buyer on June 12, 1996.

                             BUYER:

                             CORESTAFF, INC.

                             By:      /s/ PETER T. DAMERIS
                                      -----------------------------------------
                             Name:    Peter T. Dameris
                             Title:   Vice President


                             TARGET:

                             DATA AID, INC.

                             By:      /s/ RICHARD L. REID
                                      -----------------------------------------
                             Name:    Richard L. Reid
                             Title:   President


                             SELLERS:


                             /s/ RICHARD L. REID
                             --------------------------------------------------
                             Richard L. Reid

                             /s/ JERRY L. CHAFIN
                             --------------------------------------------------
                             Jerry L. Chafin

                             /s/ JIMMY H. WDYROSDICK
                             --------------------------------------------------
                             Jimmy H. Wyrosdick